Exhibit 4.5

AMENDMENT NO. 3 TO CONVERTIBLE NOTE

This AMENDMENT NO. 3 TO CONVERTIBLE NOTE is being entered into as of March 25, 2024 (this “Amendment”), by and between Li-Cycle Holdings Corp., a company existing under the laws of the Province of Ontario (the “Company”), and Wood River Capital, LLC, a Delaware limited liability company (the “Holder”). The Company and the Holder desire to amend the Note (as defined below) as set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Note.

WHEREAS, on September 29, 2021, the Company issued a Convertible Note to Spring Creek Capital, LLC, a Delaware limited liability company (the “Original Holder”) in the Original Principal Amount of $100,000,000 (such note, as amended by the May 2022 Consent and Amendment No. 2 (in each case, as defined below), and any payment-in-kind notes issued thereunder referred to collectively herein as the “Note”);

WHEREAS, on May 1, 2022, the Original Holder transferred its rights and obligations under the Note to the Holder pursuant to that certain Joinder Agreement, dated as of May 1, 2022, by and among the Company, the Original Holder and the Holder;

WHEREAS, on May 5, 2022, the Company and the Holder entered into that certain Consent to New Debt and Amendment to Convertible Note (the “May 2022 Consent”), whereby certain provisions of the Note were amended;

WHEREAS, on February 13, 2023, the Company and the Holder entered into that certain Amendment No. 2 to Convertible Note (the “Amendment No. 2”), whereby certain provisions of the Note were amended;

WHEREAS, on March 11, 2024, the Company and the Holder entered into that certain Letter Agreement Re: Consent to New Debt (the “March 2024 Consent”), pursuant to which, among other things, the Company and the Holder agreed to enter into this Amendment, conditional on certain events occurring; and

WHEREAS, accordingly, on the date hereof, the Company and the Holder desire to further amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Section 27(m) of the Note is hereby deleted in its entirety and replaced with the following:

“(m) “Floating Rate” means, with respect to each Interest Date, the rate per annum equal to the sum of (i) the Secured Overnight Financing Rate (SOFR) as published by the Federal Reserve Bank of New York two Business Days prior to such Interest Date, plus (ii) the Average Spread.”

Section 2. Section 27(r) of the Note is hereby deleted in its entirety and replaced with the following:

“(r) “Interest Rate” means (i) the Floating Rate plus five percent (5.0%) per annum if interest is to be paid in cash at the applicable Interest Date, and (ii) the Floating Rate plus six percent (6.0%) per annum if, at the option of the Company, interest is to be paid in PIK at the applicable Interest Date. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Interest shall accrue, to the fullest extent permitted by Applicable Law, at a rate equal to the applicable Interest Rate plus 1.00% per annum (which additional 1.00% per annum shall be payable in cash) until the relevant Event of Default shall have been cured or waived in accordance with the terms of this Note.

Section 3. This Amendment amends the Note and shall be effective upon its execution and delivery by the parties hereto.

Section 4. Except as expressly amended by this Amendment, the Note shall continue in full force and effect and is hereby ratified and confirmed and this Amendment will not constitute any other modification, amendment or waiver to the Note. None of the obligations of the parties under the Note are discharged by this Amendment, and this Amendment does not result in a novation, rescission, extinguishment, accord and satisfaction of the Note nor does it result in a new obligation or the substitution of any loan for the Note. The obligations of the parties to the Note will continue in force unamended, except as specifically amended in Section 1 hereof.

Section 5. On and after the date hereof, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of like import referring to the Note, and each reference in any other document relating to the “Note,” “thereunder,” “thereof,” or words of like import referring to the Note, means and references the Note as amended hereby.

Section 6. Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

Section 7. The terms of Section 23 of the Original Note are hereby incorporated into this Amendment as if fully set forth herein.

Section 8. This Amendment may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	President & Chief Executive Officer

WOOD RIVER CAPITAL, LLC

By:	/s/ Matthew J Orr
Name:	Matthew J Orr
Title:	President